                                      HEALTH AND RETIREMENT PROPERTIES TRUST

                                                   Exhibit 12.1
                                     Computation of Earnings to Fixed Charges
                                              (dollars in thousands)


                                                                            YEARS ENDED DECEMBER 31,
                                                ---------------------------------------------------------------------------------
                                                      1991          1992         1993          1994         1995          1996
                                                      ----          ----         ----          ----         ----          ----

EARNINGS:

INCOME BEFORE GAIN ON SALE OF
PROPERTIES AND
EXTRAORDINARY ITEMS                                  $22,079       $27,243      $37,738       $57,578      $61,760       $ 77,164
ADJUSTMENT FOR FIXED CHARGES                          12,305        10,419       66,529        10,096       26,218         23,279
                                                    --------      --------     --------      --------     --------      ---------
         TOTAL EARNINGS                              $34,384       $37,662      $44,267       $67,974      $87,978       $100,443

FIXED CHARGES:

INTEREST EXPENSE                                     $11,741       $ 9,466       $6,217       $ 8,965      $24,274        $22,545
AMORTIZATION                                             564           953          312         1,131        1,944            734
                                                   ---------     ---------     --------      --------     --------      ---------
         TOTAL FIXED CHARGES                         $12,305       $10,419       $6,529       $10,096      $26,218        $23,279
RATIO OF EARNINGS TO FIXED CHARGES                       2.8           3.6          6.8           6.7          3.4            4.3
